UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2011

Upstream Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50494	98-0412432
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Broward Blvd., Suite 1200 Ft. Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 915-1550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On July 19, 2011, Upstream Worldwide, Inc. (“Upstream”) and Fort Knox Recycling, LLC, doing business as ecoSquid, (“Eco”) entered into a letter of intent and agreed to merge Eco into a wholly-owned subsidiary of Upstream (the “Merger”).   In consideration for the Merger, Upstream will issue Eco’s shareholders convertible preferred stock equal to 40% of the fully-diluted outstanding capital stock prior to the financing.

Upon closing of the Merger, Mr. Nikhil Raman will be appointed to an executive position of the Company and Benjamin Gordon will be appointed Chairman of the Board.  Messrs. Raman and Gordon hold similar positions for Eco.

Eco’s shareholders will have (i) certain pre-emptive rights with respect to any subsequent Company equity-based financings for a period of two years following the closing of the Merger or such earlier time that the Eco shareholders own less than 20% of the Company’s outstanding capital stock, (ii) co-sale rights as to the Company’s principal shareholders, (iii) certain piggy-back registration rights, (iv) a put right in the event that the Eco holders have an unsatisfied claim (arising from the Company’s representations and warranties contained in the Merger Agreement) against the Company of at least $25,000, (v) director designation rights providing for at least one-third of the Company’s total members of the Board of Directors until such time as the holds less than 10% of the Company’s outstanding capital stock, and (vi) certain voting rights with respect to significant actions of the Company including sales of securities.

Completion of the Merger is subject to certain conditions, including, among others: (i) execution of a definitive Merger Agreement containing such customary representations, warranties and indemnifications between the parties, including mutual indemnification, (ii) completion of a $3 million financing by the Company at no less than a $15 million valuation, (iii) execution of an Investor Rights Agreement by the Company’s principal shareholders, and (iv) filing of the Certificate of Designation with the Delaware Secretary of State containing, rights and preferences consistent with the Merger Agreement.

In addition, neither Upstream nor Eco may solicit alternative business combination transactions and, subject to certain exceptions, may not engage in discussions or negotiations regarding any alternative business combination transaction (the “Exclusivity Right”).  The letter of intent provides that if the Company violates the Exclusivity Right and within 15 months enters into an acquisition agreement with a competitor of Eco, the Company will be required to pay a break-up fee of $300,000 (“Break-Up Fee”).  If Eco violates the Exclusivity Right and within 15 months enters into a superior proposal with any third-party, Eco will be required to pay the Company the Break-Up Fee.

The Company is required to pay additional consideration to the Eco shareholders in the event that: (i) the $996,103 outstanding ReCellular indebtedness at March 31, 2011 is not paid in full by December 31, 2011; (ii) any of the accounts receivable owed to the Company as of the March 31, 2011 balance sheet are not paid in full by December 31, 2011; (ii) certain of the Company’s pre-Merger liabilities are not eliminated as of the December 31, 2011 balance sheet; and (iv) the Company issues additional shares as a result of anti-dilution protection rights which decreases Eco’s shareholders proportionate interest within the 36 month period following the closing of the Merger.  With the exception of the anti-dilution rights in the preceding sentence, the additional consideration is payable in cash or stock at the election of the Company.

The Eco holders are entitled to receive at closing as additional consideration for the Merger, the amount, if any, of cash on hand that Eco has on its closing balance sheet that exceeds the cash on hand that the Company has on its closing balance sheet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSTREAM WORLDWIDE, INC.

Date: July 25, 2011	By:	/s/ Daniel Brauser
	Name:	Daniel Brauser
	Title:	Chief Financial Officer